Exhibit 10.63

May 9, 2011

Mr. Willard Smith

121 Village Avenue

Dedham, MA 02026

Dear Bill:

We are pleased to offer you the position of Chief Financial Officer at Kayak Software Corporation (“Kayak”). This position will be located in our Norwalk, CT office, and reports to the Chief Executive Officer. This letter sets forth the material terms of our offer of employment to you. This offer shall be subject to your ability to provide verification of your authorization to work in the United States.

Start Date and Employment at Will. Your employment will start on or before June 30, 2011. At all times your employment with Kayak will be “at will,” meaning that either you or Kayak may terminate, and that Kayak can change the terms of, our employment relationship at any time and for any reason, with or without notice or cause, provided, however, that following involuntary termination other than for Cause (as such term is defined in the Company’s equity plan), and upon execution by you of a severance agreement and release reasonably satisfactory to the Company, you will be entitled to receive 6 months base salary, plus pro rated bonus and payment of COBRA insurance coverage for a six month severance term.

Base Salary. Your starting salary will be $275,000 on an annualized basis, payable according to Kayak’s normal payroll policy and subject to normal tax withholdings. Your salary will be reviewed annually, and any adjustment in your salary will be determined by Kayak management in its sole discretion.

Annual Bonus. You will be eligible for an annual incentive bonus up to 60% of your annual base compensation, payable at Kayak’s sole discretion in either cash or restricted stock. Actual payout will be based on performance against goals and objectives established at the beginning of each fiscal year and will be determined by Kayak management in its sole discretion.

Stock Option: You will be permitted to participate in Kayak’s stock incentive plan. Pursuant to the plan, and subject to Board of Director approval, we expect you will be granted 200,000 stock options. We anticipate your stock options will be subject to vesting over four years so long as you continue to be employed with Kayak, according to the following schedule: twenty five percent (25%) of such shares will vest on the first anniversary of the date that you commence employment with Kayak; and the balance of such shares (75%) will vest on a pro rata basis at the end of each monthly period thereafter for the next thirty-six months. Any stock options granted to you will be on such terms and conditions, including, but not limited to, exercise price, vesting periods and repurchase rights, as are determined by Kayak management in its sole discretion and reflected in an agreement between Kayak and you.

Benefits. During your employment, you will be eligible to participate in family healthcare (medical, dental and vision) insurance plans, employee long-term disability and life insurance plans, flexible spending plan and Kayak’s 401(k) plan, subject to the terms and conditions of those plans, which may be changed by Kayak from time to time. You are eligible to participate in the healthcare insurance plans on the first of the month following your hire date and are eligible to participate in the other plans on your hire date.

Vacation. You will accrue three weeks of paid vacation annually, subject to the terms and conditions of Kayak’s vacation policy.

Agreement Regarding Confidentiality, Inventions, Non-compete, and Non-solicitation. As a condition of employment, you agree to sign and comply with Kayak’s standard agreement regarding confidentiality and assignment of inventions.

This letter supersedes any previous discussions, representations and agreements you may have had about the terms of your possible employment with Kayak. By accepting this offer, you agree and acknowledge that (i) you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent, or representative of Kayak that are not expressly set forth in this letter, (ii) you are not bound by any agreement or obligation that would restrict you from performing the functions of your position to the best of your ability, and (iii) you will perform the duties of your position without disclosing or using confidential, proprietary or trade secret information, or the inventions of a third party.

Please indicate your acceptance of the terms of this offer letter by signing and dating this letter and returning it to me within five days.

Please do not hesitate to contact me if you have any questions.

Sincerely,

Kayak.com

/s/ Steve Hafner
Steve Hafner
Chief Executive Officer
Kayak.com
Tel +1 203 899-3100
Fax +1 203 899-3125

I have carefully read and fully understand all of the terms of this offer letter and accept employment with Kayak on those terms.

/s/ Willard Smith
Willard Smith
Dated: May 11, 2011